Filed pursuant to Rule 424(b)(3)
Registration No. 333-133508

Prospectus Supplement
(To Prospectus dated August 16, 2006)

RIM SEMICONDUCTOR COMPANY

This prospectus supplement describes an addition to the “SELLING SHAREHOLDER” section found on pages 46-53 and the “PLAN OF DISTRIBUTION" section found on pages 53-54 of the Rim Semiconductor Company Prospectus dated August 16, 2006. You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified in its entirety by reference to the prospectus, except to the extent the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

The following paragraph should be included in the “SELLING SHAREHOLDER” and “PLAN OF DISTRIBUTION” sections of the prospectus.

Pond Equities, Inc. received warrants as compensation for its services to the Company in the March 2006 private placement. The warrants are exercisable for an aggregate of 14,191,112 shares of the Company's common stock. This prospectus also includes an additional 1,419,111 shares of common stock representing the Company's good faith estimate of Adjustment Shares that could be issued to Pond Equities, Inc. The NASD deems the foregoing as compensation for purposes of this offering and, accordingly, the shares issuable upon exercise of the warrants and any shares issued as Adjustment Shares are restricted pursuant to Rule 2710(g)(1) of the NASD Conduct Rules.

The Date of this Prospectus Supplement is October 12, 2006